CERTIFICATE OF AMENDMENT OF AMENDED
AND RESTATED CERTIFICATE OF INCORPORATION

OF

BPC HOLDING CORPORATION

BPC Holding Corporation (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is BPC Holding Corporation.

2. The amended and restated certificate of incorporation of the corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

BERRY PLASTICS HOLDING CORPORATION

3. The amendment of the amended and restated certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed on this 24th day of October, 2006.

___________________________________
Ira G. Boots
President, Director and Chief Executive Officer